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                                                                   EXHIBIT 10(h)

[Myers Industries, Inc. Letterhead]

STEPHEN E. MYERS
PRESIDENT AND CHIEF EXECUTIVE OFFICER

January 18, 2005

Mr. John C. Orr
1630 Shade Road
Akron, Ohio 44333

RE: Amended Employment Letter

Dear John:

      This letter will amend the employment letter from me dated February 13, 2003 regarding the terms of your employment with Myers Industries, Inc. ("Myers" or "Company"). This amendment and restatement is necessary due to the amendment made by the Board of Directors to your title and base salary.

      Duties. During the "Term," you ("Executive") shall serve Myers as its President and Chief Operating Officer in accordance with directions from the Chairman and Chief Executive Officer and Myers's Board of Directors. Executive will report directly to the Chairman and Chief Executive Officer. Executive shall serve Myers faithfully, diligently, competently and to the best of his ability, and will exclusively devote his full time, energy and attention to the business of Myers and to the promotion of its interests. Executive's primary location will be at the Company's corporate headquarters located in Akron, Ohio.

      Term. The term of this employment letter shall commence as of February 14, 2003, and shall continue for a period of approximately two years ending on July 31, 2005, unless this Agreement has been earlier terminated in accordance with the provisions under Termination below. Following expiration of the Term, Executive's employment status will be "at will."

      Compensation. While employed under this employment letter, Executive will receive as his compensation for the performance of his duties and obligations a "Base Salary" of $450,000 per year, which will be payable in semi-monthly installments. During the term of this Agreement, Executive will not be entitled to a bonus, but may be awarded one at the discretion of the Board of Directors or its Compensation Committee. All compensation payable to Executive shall be paid net of amounts withheld for federal, state, municipal or local income taxes.

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John C. Orr
January 18, 2005
Page 2

      Benefits. Executive will be entitled to participate in such hospitalization, life insurance, and other employee benefit plans and programs, if any, as may be adopted by Myers from time to time, in accordance with the provisions of such plans and programs and on the same basis as other full-time salaried employees and executives of the Company.

      Car. Executive will be furnished a car in accordance with the provisions of such plans and programs and on the same basis as other full-time salaried employees and executives of the Company.

      Disability. During Executive's employment, Myers will pay to Executive an amount equal to the annual cost of Executive's disability policy with The Principal plus an additional 40% of such premium as a gross up for tax liabilities. Executive will not be entitled to participate in any Company sponsored disability insurance programs.

      Stock Options and Grant. During the term of this Agreement, Executive will not be entitled to a grant of stock options, but may be awarded such grants at the discretion of the Board of Directors or its Compensation Committee.

      The Company hereby acknowledges that Executive was granted certain shares of stock in the Company under the original employment letter and pursuant to a Restricted Stock Award Agreement dated September 25, 2001, which remaining shares will continue to vest as of July 24 of each year ("Stock Grant") as long as you are employed by the Company. If there is a Termination Without Cause of Executive's employment prior to July 24, 2005, then all such unvested shares under the Stock Grant shall immediately vest.

      Change in Control. Following commencement of the Term, Myers and Executive will enter into a Change in Control Agreement in the form previously delivered to Executive, the terms of which will provide for the continuation of compensation and certain benefits in the event of certain terminations of employment of Executive following a Change in Control. The terms of such Agreement will provide, subject to certain limitations, for continuation for a period of 36 months of the Base Salary, incentive compensation, medical, life, and accidental death and dismemberment insurance under the Company's plans and payment of premiums as required.

      Upon the occurrence of a Change in Control, the Stock Grant (to the extent not vested) and all stock options, shall immediately vest.

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John C. Orr
January 18, 2005
Page 3

      Termination.

      A. Definitions

      "Change in Control" means the definition contained in the Change in Control Agreement between Executive and Myers dated February 14, 2003.

      "Disability" means eligibility for disability benefits under the terms of Employees' disability policy in effect at the time of termination of Executive's employment.

      "Termination Date" means the date on which Executive's employment with Myers terminates.

      "Termination of Employment for Cause" means the termination of Executive's employment by Myers for any of the following reasons:

            (a) felonious criminal activity whether or not affecting Myers;

            (b) disclosure to unauthorized persons of Myers information which is believed by the Board of Directors of Myers, acting in good faith, to be confidential; provided, however, that any such disclosure shall not be considered to be "cause" for termination to the extent that: (i) it is required of Executive pursuant to an order of a court having competent jurisdiction or a subpoena from an appropriate government agency; or (ii) it is made by Executive in the ordinary course of business within the scope of his authority;

            (c) dishonesty or the breach of any contract with or violation of any legal obligation to Myers;

            (d) gross negligence or insubordination in the performance of duties held by the Chief Operating Officer of Myers.

      "Termination of Employment Without Cause" means the termination of Executive's employment by Myers for any reason other than Death, Disability, or For Cause.

      "Termination of Employment for Good Reason" means the voluntary termination of Executive's employment by Executive for any of the following reasons:

            (a) involuntary reduction in Executive's Base Salary unless such reduction occurs simultaneously with a company-wide reduction in officers' salaries;

            (b) involuntary discontinuance or reduction in Executive's incentive

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John C. Orr
January 18, 2005
Page 4

compensation award opportunities under Myers's plan unless a company-wide discontinuance or reduction of all officers' incentive compensation award opportunities occurs simultaneously with such discontinuance or reduction;

            (c) significant reduction in Executive's responsibilities and status within the Myers organization, or a change in his title or office without prior written consent of Executive;

            (d) involuntary discontinuance of Executive's participation in any employee benefit plans maintained by Myers unless such plans are discontinued by reason of law or loss of tax deductibility to Myers with respect to contributions to such plans, or are discontinued as a matter of Myers policy applied equally to all participants in such plans;

            (e) a material breach of this Agreement, which breach is not corrected within a reasonable time after notice.

      B. Termination of Employment upon Death . If Executive's employment is terminated by reason of Death, his estate shall be entitled to receive only Executive's Base Salary to which he was entitled through the Termination Date, any unpaid bonus due with respect to a year prior to the year in which the termination occurred, and such other benefits as may be available to him or his estate through Myers's benefit plans and policies (including the SERP).

      C. Termination of Employment upon Disability . If Executive's employment is terminated due to his inability to perform his duties because of Disability, Executive shall be entitled to receive only his Base Salary to which he was entitled through the Termination Date, any unpaid bonus due, and such other benefits as may be available to him through Myers's benefit plans and policies (including the SERP).

      D. Termination of Employment by Myers for Cause . If Executive's employment is terminated For Cause, Executive shall be entitled to receive only Executive's Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through Myers's benefit plans and policies in effect at the time of termination.

      E. Termination Without Cause or Termination For Good Reason

            (1) If there is a Termination of Employment Without Cause or a Termination of Employment For Good Reason, and the Termination Date is prior to the expiration of the Term, Executive's Base Salary and benefits (including credit for Years of Service under the SERP) shall continue for a period of 36 months following the month in which the Termination Date occurs. Notwithstanding the preceding sentence, if a termination of employment under this section occurs following a Change in Control, and if the compensation and benefits provided under this section, alone or in conjunction with other compensation or benefits received by Executive, constitute "parachute payments" within the meaning of
Section 280G of the Code or the regulations adopted or proposed thereunder, then the compensation and

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John C. Orr
January 18, 2005
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benefits payable under this section shall be reduced to the extent necessary so that no portion shall be subject to the excise tax imposed by Section 4999 of the Code.

            (2) If there is a Termination of Employment Without Cause or a Termination of Employment For Good Reason, and the Termination Date is after the expiration of the Term, Executive shall be entitled to receive only his Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through Myers's benefit plans and policies.

      F. Termination of Employment Other than for Good Reason . If Executive terminates employment with Myers other than for Good Reason, Executive shall be entitled to receive only his Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through Myers's benefit plans and policies.

      G. Effect of Termination . Upon termination of Executive's employment, the obligations of each of the parties under this Agreement shall expire as of the Termination Date, including, without limitation, the obligations of Myers to pay any compensation to Executive, except to the extent otherwise specifically provided in this Agreement. Notwithstanding the foregoing, the obligations contained in the Non-Competition and Non-Disclosure Agreement between Myers and Executive dated July 18, 2000, and the provisions hereof relating to the obligations of Myers described in the preceding sentence, shall survive the termination or expiration of this Agreement in accordance with the terms set forth therein.

      Confidentiality and Non-Compete. The Non-Competition and Non-Disclosure Agreement between Myers and Executive dated July 18, 2000, shall remain in full force and effect.

      Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Ohio. The parties agree to the sole jurisdiction and venue of the Common Pleas Court in Summit County, Ohio, for any disputes arising hereunder.

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John C. Orr
January 18, 2005
Page 6

      Entire Agreement . This Agreement sets forth the entire agreement of the parties concerning the employment of Executive by Myers.

                                              Very truly yours,

                                              Myers Industries, Inc.

                                              /s/ Stephen E. Myers

                                              Stephen E. Myers

Agreed and Accepted:

/s/ John C. Orr

John C. Orr